Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2013 Results

Diluted earnings per share increased 28 percent

Accelerated loan growth and continued asset quality improvement

GRAND RAPIDS, Mich., July 16, 2013 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $4.0 million, or $0.46 per diluted share, for the second quarter of 2013, compared with net income attributable to common shares of $3.3 million, or $0.36 per diluted share, for the prior-year period.

The second quarter was highlighted by:

•	New loan originations of approximately $76 million

•	Improved profitability driven by significantly lower nonperforming asset costs

•	Nonperforming assets declined 64 percent from a year ago; currently represent only 1.1 percent of total assets

•	Level of loans in the 30- to 89-days delinquent category remained at a nominal level

•	Net interest margin improved slightly and remained well above historical average

•	Announced third quarter cash dividend of $0.12 per common share, or a current annual yield of approximately 2.5 percent, up from second quarter dividend of $0.11 per common share

“Mercantile extended its stellar 2013 performance with a strong quarter that reflects our bank’s position as an industry leader in our markets,” said Michael Price, Chairman and CEO of Mercantile. “The earnings performance and balance sheet trends continue to demonstrate momentum, led by improved net income attributable to common shares and earnings per share, a stronger balance sheet and positive trends in new business development. We remain very confident that our first half performance is indicative of the opportunities available to us over the remainder of the year.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.1 million during the second quarter of 2013, down $0.4 million or 2.7 percent from the $13.5 million generated during the prior-year second quarter. The decline in total revenue during the 2013 period compared to the 2012 period resulted from decreased net interest income and a decline in noninterest income. Net interest income during the second quarter of 2013 was $11.3 million, down $0.2 million or 1.7 percent from the second quarter of 2012, reflecting a 2.8 percent decrease in average earning assets, partially offset by a 3-basis point increase in the net interest margin. The net interest margin during the second quarter of 2013 was 3.66 percent, up from 3.63 percent during the comparable 2012 period.

Noninterest income during the second quarter of 2013 was $1.8 million, down 8.7 percent from $1.9 million during the prior-year second quarter. The decrease in noninterest income during the 2013 period compared to the respective 2012 period primarily resulted from lower rental income on foreclosed properties and residential mortgage banking fee income.

Mercantile recorded a negative $1.5 million provision for loan losses during the second quarter of 2013 compared to a negative provision of $3.0 million for the second quarter of 2012. The negative provision expense is the result of several factors, including continued progress in loan recoveries and collections, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve. Loan recoveries totaled $0.8 million during the second quarter of 2013, while loan charge-offs not specifically reserved for in prior periods amounted to $0.3 million, resulting in a net positive impact of $0.5 million on provision expense.

Noninterest expense totaled $8.8 million during the second quarter of 2013, down $1.8 million or 16.9 percent from the prior-year second quarter. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $0.3 million during the second quarter of 2013, down $1.8 million or 86.6 percent from the $2.1 million expensed during the second quarter of 2012. Gains on sales of other real estate, which are netted against nonperforming asset costs, totaled $0.6 million during the second quarter of 2013. The reduction in nonperforming asset costs reflects the continuation of Mercantile’s aggressive approach to managing and resolving problem assets.

Mr. Price continued: “Our bank delivered a strong first half for 2013, and we believe this represents the foundation for another full year of impressive performance for Mercantile. Our improved earnings performance and strengthened capital position have added to our ability to be flexible and opportunistic as we pursue disciplined growth for long-term performance. Our strength is further recognized by our customers and the value Mercantile brings as a partner in their growth.”

Balance Sheet

As of June 30, 2013, total assets were $1.34 billion, down $79.2 million or 5.6 percent from December 31, 2012; total loans increased $17.5 million, or 1.7 percent, to $1.06 billion over the same time period, while federal funds sold declined $69.8 million. Compared to June 30, 2012, total assets declined $41.5 million, or 3.0 percent, and total loans declined $2.3 million, or 0.2 percent. Total loans grew $35.7 million or 3.5 percent during the second quarter of 2013 as continuing relationship building efforts have led to increased lending opportunities. Approximately $58 million in loans to new borrowers, along with $18 million in new term loans to existing borrowers, were originated during the second quarter.

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 67 percent of total loans as of June 30, 2013. Non-owner occupied commercial real estate (“CRE”) loans, totaling $357 million or 33.8 percent of total loans as of June 30, 2013, increased $39.0 million or 12.2 percent during the last twelve months. Owner-occupied CRE loans, totaling $253 million or 23.9 percent of total loans at the end of the current year second quarter, declined $23.2 million or 8.4 percent since June 30, 2012. Commercial and industrial loans totaled $279 million or 26.4 percent of total loans as of June 30, 2013, up from $277 million or 26.1 percent of total loans as of June 30, 2012.

LOAN COMPOSITION

($000s)	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Commercial:
Commercial & Industrial	$279,300	$272,890	$285,322	$271,814	$277,428
Land Development & Construction	42,170	45,174	48,099	56,622	58,774
Owner Occupied CRE	253,172	253,089	259,277	276,185	276,361
Non-Owner Occupied CRE	357,452	327,776	324,886	299,356	318,476
Multi-Family & Residential Rental Properties	53,522	50,035	50,922	53,434	56,452

Total Commercial	985,616	948,964	968,506	957,411	987,491

Retail:
1-4 Family Mortgages	35,709	35,735	33,766	38,454	32,622
Home Equity & Other Consumer Loans	37,337	38,257	38,917	39,423	40,883

Total Retail	73,046	73,992	72,683	77,877	73,505

Total	$1,058,662	$1,022,956	$1,041,189	$1,035,288	$1,060,996

Mercantile has continued its efforts to improve liquidity by growing local deposits and reducing wholesale funding. As of June 30, 2013, total deposits were $1.06 billion, down $44.3 million from June 30, 2012. By comparison, local deposits increased $53.1 million to $850 million over the past year, representing 80.1 percent of total deposits compared to 72.1 percent at June 30, 2012. We believe growth in local deposits was driven primarily by the introduction of innovative new products, various deposit-gathering initiatives and enhanced advertising and branding campaigns.

Wholesale funds were $246 million, or 21.3 percent of total funds, as of June 30, 2013, compared to $305 million, or 24.7 percent of total funds, as of December 31, 2012, and $343 million, or 28.8 percent of total funds, as of June 30, 2012.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $63.5 million during the second quarter of 2013. In addition to its short-term investments, Mercantile had approximately $166 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as approximately $47 million of unpledged U.S. Government securities as of June 30, 2013.

Asset Quality

Nonperforming assets (“NPAs”) at June 30, 2013 were $14.4 million, or 1.1 percent of total assets, compared to $25.9 million as of December 31, 2012, and $40.1 million as of June 30, 2012 (1.8 percent and 2.9 percent of total assets, respectively). This represents a decline of $11.5 million or 44.3 percent from the end of 2012, and a decline of $25.6 million or 64.0 percent from the year-ago quarter-end.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are very pleased with our multi-year success in improving asset quality and the dramatic decline in nonperforming assets over the past 12 months. The actions taken over the past several years reflect our aggressive stance to move troubled assets off our balance sheet. Nonperforming assets now represent only 1.1 percent of our total assets and our 30-to 89-day delinquent loans remained at a nominal level. We continue to be grateful to the entire Mercantile team for all their hard work on this initiative, while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and driving the growth of new relationships in our markets. While our markets remain competitive, we are benefiting from our robust sales programs and marketing initiatives and the overall value that Mercantile brings to clients as evidenced by the $58 million in loans to new borrowers we originated in the second quarter.”

Nonperforming loans (“NPLs”) totaled $10.5 million as of June 30, 2013, down $1.9 million and $18.0 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $2.6 million and $7.6 million, respectively, from the linked and year-ago quarter-ends. CRE loans represented 53.2 percent of NPLs, or $5.6 million at June 30, 2013. Investor-owned nonperforming CRE loans accounted for $4.6 million of total CRE nonperforming loans, while owner-occupied CRE nonperforming loans accounted for $1.0 million. Owner-occupied and rental residential NPLs totaled $3.2 million or 30.4 percent of total NPLs as of June 30, 2013.

NONPERFORMING ASSETS

($000s)	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Residential Real Estate:
Land Development	$936	$1,370	$2,362	$3,318	$3,946
Construction	89	448	476	645	965
Owner Occupied / Rental	3,516	4,027	4,812	5,426	5,982

	4,541	5,845	7,650	9,389	10,893

Commercial Real Estate:
Land Development	681	755	789	1,158	1,174
Construction	0	0	0	0	0
Owner Occupied	1,566	2,708	3,534	6,395	6,850
Non-Owner Occupied	6,898	8,722	13,232	17,613	19,386

	9,145	12,185	17,555	25,166	27,410

Non-Real Estate:
Commercial Assets	755	869	734	1,386	1,765
Consumer Assets	1	1	1	1	1

	756	870	735	1,387	1,766

Total	$14,442	$18,900	$25,940	$35,942	$40,069

During the second quarter of 2013, Mercantile added only $0.5 million of NPAs to its problem asset portfolio, while disposing of $5.0 million through a combination of principal payments and asset sales ($4.4 million), loan charge-offs ($0.3 million), and foreclosed asset valuation write-downs ($0.3 million). In total, NPAs decreased by a net $4.5 million during the second quarter of 2013.

NONPERFORMING ASSETS RECONCILIATION

($000s)	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Beginning balance	$18,900	$25,940	$35,942	$40,069	$52,174
Additions	495	692	3,691	158	3,306
Returns to performing status	0	0	(37)	0	0
Principal payments	(1,988)	(3,512)	(6,960)	(1,245)	(11,357)
Sale proceeds	(2,374)	(1,887)	(4,858)	(1,190)	(1,586)
Loan charge-offs	(319)	(2,116)	(1,202)	(1,003)	(1,337)
Valuation write-downs	(272)	(217)	(636)	(847)	(1,131)

Total	$14,442	$18,900	$25,940	$35,942	$40,069

Net loan recoveries were $0.4 million during the second quarter of 2013, or an annualized negative 0.2 percent of average loans, compared with net loan charge-offs of $1.1 million (0.5 percent annualized) and net loan recoveries of $1.7 million (negative 0.7 percent annualized) for the linked and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Residential Real Estate:
Land Development	$(119)	$690	$(119)	$77	$(110)
Construction	0	0	0	0	10
Owner Occupied / Rental	(301)	479	16	166	50

	(420)	1,169	(103)	243	(50)

Commercial Real Estate:
Land Development	30	(210)	55	16	(7)
Construction	0	0	0	0	0
Owner Occupied	(6)	54	515	86	(164)
Non-Owner Occupied	79	61	(112)	1,317	(1,525)

	103	(95)	458	1,419	(1,696)

Non-Real Estate:
Commercial Assets	(95)	69	(935)	(148)	(14)
Consumer Assets	1	(1)	(35)	13	14

	(94)	68	(970)	(135)	0

Total	$(411)	$1,142	$(615)	$1,527	$(1,746)

Capital Position

Shareholders’ equity totaled $151 million as of June 30, 2013, an increase of $4.3 million from year-end 2012. The Bank remains “well-capitalized” with a total risk-based capital ratio of 15.4 percent as of June 30, 2013, compared to 14.7 percent at December 31, 2012. At June 30, 2013, the Bank had approximately $64 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,707,003 total shares outstanding at June 30, 2013.

With the continued strength of Mercantile’s operating performance and capital position, on July 11, 2013, the Board of Directors declared a cash dividend of $0.12 per common share, which is payable in the third quarter of 2013. The $0.12 cash dividend represents an increase of nine percent from the $0.11 cash dividend paid to common shareholders during the second quarter of 2013 and an increase of 20 percent from the $0.10 cash dividend paid to common shareholders during the first quarter of 2013.

Mr. Price concluded: “We believe Mercantile is in a very strong position as we look to the future. We continue to be a premier community bank with strong customer relationships and a growing pipeline of new business opportunities for the second half of the year. The ongoing recovery in the Michigan economy is an additional tailwind for our business. We are optimistic about our ability to deliver disciplined growth and increasing value to our shareholders based on steady improvement in financial performance, an increasingly strengthened capital position and earnings momentum from the first half of the year.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Second Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2013	DECEMBER 31, 2012	JUNE 30, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$16,789,000	$20,302,000	$18,405,000
Interest-bearing deposit balances	6,108,000	10,822,000	10,585,000
Federal funds sold	35,080,000	104,879,000	53,476,000

Total cash and cash equivalents	57,977,000	136,003,000	82,466,000

Securities available for sale	130,134,000	138,314,000	127,591,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000

Loans	1,058,662,000	1,041,189,000	1,060,996,000
Allowance for loan losses	(24,947,000)	(28,677,000)	(29,689,000)

Loans, net	1,033,715,000	1,012,512,000	1,031,307,000

Premises and equipment, net	25,382,000	25,919,000	26,164,000
Bank owned life insurance	50,736,000	50,048,000	49,312,000
Accrued interest receivable	3,660,000	3,874,000	3,895,000
Other real estate owned and repossessed assets	3,916,000	6,970,000	11,545,000
Net deferred tax asset	19,711,000	22,015,000	25,285,000
Other assets	6,558,000	15,310,000	15,719,000

Total assets	$1,343,750,000	$1,422,926,000	$1,385,245,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$197,304,000	$190,241,000	$164,532,000
Interest-bearing	864,011,000	944,963,000	941,098,000

Total deposits	1,061,315,000	1,135,204,000	1,105,630,000

Securities sold under agreements to repurchase	57,328,000	64,765,000	52,831,000
Federal Home Loan Bank advances	35,000,000	35,000,000	35,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Accrued interest and other liabilities	6,179,000	8,377,000	9,132,000

Total liabilities	1,192,812,000	1,276,336,000	1,235,583,000

SHAREHOLDERS’ EQUITY
Common stock	164,548,000	166,074,000	174,026,000
Retained earnings (deficit)	(12,718,000)	(21,134,000)	(26,799,000)
Accumulated other comprehensive income (loss)	(892,000)	1,650,000	2,435,000

Total shareholders’ equity	150,938,000	146,590,000	149,662,000

Total liabilities and shareholders’ equity	$1,343,750,000	$1,422,926,000	$1,385,245,000

Mercantile Bank Corporation

Second Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED June 30, 2013	THREE MONTHS ENDED June 30, 2012	SIX MONTHS ENDED June 30, 2013	SIX MONTHS ENDED June 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$12,687,000	$13,454,000	$25,533,000	$27,268,000
Investment securities	1,264,000	1,430,000	2,566,000	3,131,000
Federal funds sold	35,000	38,000	89,000	70,000
Interest-bearing deposit balances	6,000	8,000	13,000	14,000

Total interest income	13,992,000	14,930,000	28,201,000	30,483,000

INTEREST EXPENSE
Deposits	2,223,000	2,844,000	4,543,000	5,853,000
Short-term borrowings	19,000	42,000	39,000	91,000
Federal Home Loan Bank advances	119,000	300,000	238,000	688,000
Other borrowed money	319,000	233,000	615,000	471,000

Total interest expense	2,680,000	3,419,000	5,435,000	7,103,000

Net interest income	11,312,000	11,511,000	22,766,000	23,380,000

Provision for loan losses	(1,500,000)	(3,000,000)	(3,000,000)	(3,000,000)

Net interest income after provision for loan losses	12,812,000	14,511,000	25,766,000	26,380,000

NONINTEREST INCOME
Service charges on accounts	384,000	379,000	758,000	764,000
Other income	1,388,000	1,561,000	2,841,000	3,110,000

Total noninterest income	1,772,000	1,940,000	3,599,000	3,874,000

NONINTEREST EXPENSE
Salaries and benefits	4,981,000	4,855,000	9,838,000	9,545,000
Occupancy	624,000	671,000	1,282,000	1,349,000
Furniture and equipment	256,000	299,000	512,000	606,000
Nonperforming asset costs	279,000	2,080,000	410,000	3,355,000
FDIC insurance costs	175,000	296,000	420,000	600,000
Other expense	2,498,000	2,403,000	4,935,000	4,803,000

Total noninterest expense	8,813,000	10,604,000	17,397,000	20,258,000

Income before federal income tax expense	5,771,000	5,847,000	11,968,000	9,996,000

Federal income tax expense	1,755,000	1,856,000	3,552,000	3,125,000

Net income	4,016,000	3,991,000	8,416,000	6,871,000

Preferred stock dividends and accretion	0	703,000	0	1,031,000

Net income attributable to common shares	$4,016,000	$3,288,000	$8,416,000	$5,840,000

Basic earnings per share	$0.46	$0.38	$0.97	$0.68
Diluted earnings per share	$0.46	$0.36	$0.97	$0.65

Average basic shares outstanding	8,705,667	8,610,181	8,705,673	8,607,832
Average diluted shares outstanding	8,718,649	9,043,791	8,718,627	9,023,744

Mercantile Bank Corporation

Second Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2013 2nd Qtr	2013 1st Qtr	2012 4th Qtr	2012 3rd Qtr	2012 2nd Qtr	2013	2012
EARNINGS
Net interest income	$11,312	11,454	11,737	11,584	11,511	22,766	23,380
Provision for loan losses	$(1,500)	(1,500)	300	(400)	(3,000)	(3,000)	(3,000)
Noninterest income	$1,772	1,827	2,063	2,057	1,940	3,599	3,874
Noninterest expense	$8,813	8,584	9,180	10,185	10,604	17,397	20,258
Net income before federal income tax expense	$5,771	6,197	4,320	3,856	5,847	11,968	9,996
Net income	$4,016	4,400	3,049	2,616	3,991	8,416	6,871
Net income common shares	$4,016	4,400	3,049	2,616	3,288	8,416	5,840
Basic earnings per share	$0.46	0.51	0.35	0.30	0.38	0.97	0.68
Diluted earnings per share	$0.46	0.50	0.35	0.30	0.36	0.97	0.65
Average basic shares outstanding	8,705,667	8,705,677	8,662,034	8,622,719	8,610,181	8,705,673	8,607,832
Average diluted shares outstanding	8,718,649	8,718,601	8,674,342	8,653,751	9,043,791	8,718,627	9,023,744

PERFORMANCE RATIOS
Return on average assets	1.18%	1.28%	0.85%	0.75%	0.94%	1.23%	0.83%
Return on average equity	10.70%	12.07%	8.27%	7.19%	8.46%	11.38%	7.26%
Net interest margin (fully tax-equivalent)	3.66%	3.68%	3.62%	3.67%	3.63%	3.67%	3.68%
Efficiency ratio	67.36%	64.63%	66.52%	74.66%	78.83%	65.99%	74.33%
Full-time equivalent employees	239	231	232	230	231	239	231

CAPITAL
Period-ending equity to assets	11.23%	10.81%	10.30%	10.41%	10.80%	11.23%	10.80%
Tier 1 leverage capital ratio	12.52%	12.01%	11.31%	11.40%	11.42%	12.52%	11.42%
Tier 1 risk-based capital ratio	14.17%	14.12%	13.37%	13.34%	13.33%	14.17%	13.33%
Total risk-based capital ratio	15.43%	15.38%	14.64%	14.61%	14.59%	15.43%	14.59%
Book value per common share	$17.34	17.20	16.84	16.74	17.38	17.34	17.38
Cash dividend per common share	$0.11	0.10	0.09	0.00	0.00	0.21	0.00

ASSET QUALITY
Gross loan charge-offs	$382	2,415	1,469	1,891	1,708	2,797	9,284
Net loan charge-offs	$(411)	1,142	(615)	1,527	(1,746)	731	3,843
Net loan charge-offs to average loans	(0.16%)	0.45%	(0.24%)	0.58%	(0.66%)	0.14%	0.72%
Allowance for loan losses	$24,947	26,035	28,677	27,762	29,689	24,947	29,689
Allowance for loan losses to total loans	2.36%	2.55%	2.75%	2.68%	2.80%	2.36%	2.80%
Nonperforming loans	$10,526	12,394	18,970	24,782	28,524	10,526	28,524
Other real estate and repossessed assets	$3,916	6,506	6,970	11,160	11,545	3,916	11,545
Nonperforming assets to total assets	1.07%	1.36%	1.82%	2.59%	2.89%	1.07%	2.89%

END OF PERIOD BALANCES
Loans	$1,058,662	1,022,956	1,041,189	1,035,288	1,060,996	1,058,662	1,060,996
Total earning assets (before allowance)	$1,241,945	1,275,325	1,307,165	1,271,593	1,264,609	1,241,945	1,264,609
Total assets	$1,343,750	1,385,355	1,422,926	1,388,364	1,385,245	1,343,750	1,385,245
Deposits	$1,061,315	1,092,790	1,135,204	1,107,566	1,105,630	1,061,315	1,105,630
Shareholders’ equity	$150,938	149,692	146,590	144,558	149,662	150,938	149,662

AVERAGE BALANCES
Loans	$1,044,527	1,032,066	1,022,047	1,042,370	1,067,933	1,038,331	1,066,609
Total earning assets (before allowance)	$1,253,661	1,278,824	1,299,623	1,269,836	1,290,066	1,266,173	1,292,223
Total assets	$1,364,370	1,388,900	1,417,621	1,387,519	1,407,400	1,376,614	1,408,676
Deposits	$1,075,761	1,098,996	1,127,706	1,109,817	1,109,160	1,087,314	1,102,155
Shareholders’ equity	$150,478	147,783	146,244	144,251	155,931	149,138	161,388